EXHIBIT 99.1

NEWS RELEASE

For Release on June 4, 2012	Contact: Frank Romejko
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer (acting)

Giga-tronics High Performance Filter Contract Extended to Second Aircraft Platform

SAN RAMON, Calif. — June 4, 2012 -- Giga-tronics Incorporated (NASDAQ: GIGA) announced today that it has completed negotiations with a major aircraft supplier to extend utilization of its high performance filters to a second platform.  The new contract, totaling more than $6.9M if all options are exercised, will extend production of the filters at Giga-tronics Microsource division through 2015.

Giga-tronics Microsource has been supplying their sole-sourced filters for a number of years and was recently under contract to produce a variant of the filter for a second aircraft platform.  With the successful completion of this development effort, the manufacturer’s RADAR modernization program has entered the low rate initial production phase following more than a year of evaluation.  John Regazzi, Giga-tronics CEO stated, “While our Microsource activity slowed last year due to flight testing, we expect business levels going forward will grow substantially with the incremental award.”  Giga-tronics has received the first year’s release of this contract for $2.3M and will book this order in the first quarter of the Company’s 2013 fiscal year which began April 1, 2012.

The nature of sole sourced contracts places a heavy burden on Microsource to maintain the highest customer satisfaction as measured by on time delivery, product quality & reliability, and price.  Ernie Nyiri, Microsource’s program manager stated, “We take our role as a sole-source supplier very seriously, and we were absolutely pleased to have received recognition from the manufacturer last year for our performance in 2010, where we were one of 16 companies acknowledged from a pool of more than 17,500 suppliers.”

Founded in 1980, Giga-tronics Incorporated is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics is a leading engineering and design manufacturer of best-in-class RF and microwave signal generators, power amplifiers, power meters, and USB power sensors and broadband switching matrices; all manufactured and tested in the USA.  Research and Development production and calibration managers, scientists, engineers and technicians around the world use Giga-tronics test equipment and realize higher productivity and greater ease of use in many applications:  ATE systems, aerospace and defense telecommunications and general component test.  Please visit our website at www.gigatronics.com.

This press release contains forward-looking statements concerning orders and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 26, 2011 Part I, under the heading “Risk Factors” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.